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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 13, 2001, except for Note 4 which is as of September 21, 2001, relating to the consolidated financial statements for the year ended June 24, 2001, which appears in DT Industries, Inc's Annual Report on Form 10-K for the year ended June 24, 2001. We also consent to the incorporation by reference of our report dated August 13, 2001, except for Note 4 to the consolidated financial statements which is as of September 21, 2001, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP
St. Louis, Missouri
June 25, 2002